EXHIBIT 10.2

EMPLOYMENT AGREEMENT WITH DAVID K. YOUNG
DATED SEPTEMBER 1, 2011

EMPLOYMENT AGREEMENT

              THIS AGREEMENT (“Agreement”) effective as of September 1, 2011

              BETWEEN:

Calais Resources Inc

PO Box 620247
Littleton, CO 80162

                                                (the “Company”)

-and-

                                                David K. Young

                                                 8839 W. Crestline Dr
Littleton, Colorado 80123

 (the “Executive”)

RECITALS

WHEREAS the Executive is an Officer of the Company and is employed in the Business (as defined below) operated by the Company; and

WHEREAS the Company and Executive desire that the agreements and understandings pursuant to which Company has agreed to hire Executive and Executive has agreed to serve, be set forth in writing for the benefit of both parties:

NOW THEREFORE in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

1.           Defined Terms

(a)	“Board” means the Board of Directors of the Company;

(b)	"Business" means the business presently or hereafter carried on by the Company in the area of mineral resource exploration, development and production;

(c)	“Disability” means the inability of the Executive as a result of illness or injury to perform his responsibilities as an employee of the Company for a period of 400 consecutive working days;

(d)
“Effective Change of Control” means the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions; and / or more than 50% ownership in the stock of the company. Also see "Reverse Merger" which also falls under the "Effective Change of Control".

(e)
"Reverse Merger" means a merger or other business combination where Calais is the surviving company and is still in control of greater than 50% of the company stock, and there is a top Executive management change requested that would also constitute a control change and be handled the same as an "Effective Change of Control" for the Executive.

(f)	“Stock Grant Plan” means the incentive stock grant plan of the Company for directors, officers, employees and other service providers of the Company.

(g)	"Executive" means Member of the Board of Directors, President and Chief Operating Officer (COO) positions combined.

2.	Employment

(a)
The Company (directly or through its United States and other subsidiaries) shall employ the Executive, and the Executive shall serve the Company and its subsidiaries as, Member of the Board of Directors, President and Chief Operating Officer.  It is understood that the shareholders must vote on the board position for each term.  Note:  If there is a "Board Change" for the Executive due to a shareholder vote this is considered to be a termination without cause by majority vote of the shareholders and paragraph 6 (f) would apply for severability terms whether the Executive stays in the President and COO position or not, therefore, paragraph 6 (f) still applies for damages.

(b)
The Executive represents that he has the required skills and experience to perform the duties required of him as a Board Member, President and COO and agrees to be bound by the terms and conditions of this Agreement.

(c)
The Executive will be employed by the Company on a full-time basis and will devote himself exclusively to the Business and will not be employed or engaged in any capacity in any other business that is in competition with the Business of the Company, without the prior written approval of the Company.

(d)	The Executive acknowledges that in carrying out his duties and responsibilities:

i)	the Executive shall comply with all lawful and reasonable instructions as may be given by the Board;

ii)
the Executive will perform his duties with the highest level of integrity and in a manner which shall engender the Company’s complete confidence in the Executive’s relationship with other employees of the Company and with all persons dealt with by the Executive in the course of employment; and

iii)	the Executive will perform his duties in a diligent, loyal, productive and efficient manner and use his best efforts to advance the Business and goodwill of the Company.

(e)	The Executive is employed on a full-time basis for the Company and understands that the hours required to meet the objectives of his employment will vary and be irregular.

(f)
The location of the Executive’s employment and official office under this Agreement shall be in the State of Colorado in the Denver area to start with and may remain there. The corporate office will be in the Denver area.  However, the Executive may choose to actually reside in states such as Nevada, Montana, California, Hawaii or Alaska at the sole discretion of the Executive.

(g)	The Calais Company will hold the Executive harmless for any activities of the Company prior to the acceptance date of this contract.

3.	Compensation and Benefits

As compensation for the services to be rendered by the Executive to the Company, the Company agrees to provide the remuneration and benefits set out in this paragraph 3.

(a)	Base Salary and Partial Discretionary Bonus

The Executive shall be paid a minimum annual base salary of US$ 380,000.  The amount of such salary shall be reviewed annually for increases by the Board but in no case can the salary be reduced by the board unless mutually agreed with the Executive and the Calais Board.  Said salary shall be subject to all deductions required by law or required by company policy and shall be paid monthly, in arrears, by check or deposit, or such other periodic installments as may be from time to time agreed. In addition, the Executive is entitled to receive an annual performance bonus of up to 100% of the Executive annual base salary, in such amount as the Board in its sole discretion may determine above a guaranteed 60%. However, the minimum will always be 60% of the performance bonus guaranteed. (From time to time the Executive may choose to take partial salary or no salary and accrue salary, however, the full salary will always remain as stated in this agreement or as per the future Board increases that may apply and would replace the current salary.)

"Any Bonus award to the Executive shall be paid in accordance with the Company's customary practices, but in no event later than the 15th day of the third calendar month following the close of the calendar year for which such bonus is earned."

(b)	Stock Grants

The Executive shall be eligible to receive stock grants granted pursuant to the Stock Grant Plan, on such terms and conditions as the Board in its discretion may determine.

(c)	Issuance of Restricted Stock Grant as a Bonus

Executive is entitled to a restricted stock grant of 2,500,000 shares of Calais Resources Restricted stock for: (a) successfully completing a debt restructuring between Calais Resources and Debt holder.  Debt restructuring can be defined as to be a 100% discounted payoff of the current $11 M debt, or scheduled payments and / or an equity component with or without a cash component; also (b) Executive is entitled to 1,500,000 shares of Calais restricted stock for recapitalization / financing for Calais Resources in the amount of a minimum of $5 M to a maximum of $25 M raised within the first 18 months of employment.  If Executive recapitalizes / finances the company in an amount of equal to $5 M or greater the Executive is entitled to 1,500,000 shares of Calais restricted stock. (Note If the recapitalization / financing amount is over the $5 M mark then a prorated increase of restricted stock grant will be awarded for an additional 250,000 restricted shares per $1 M raised above the $5 M mark to a maximum of $25 M.  Approximately $1.8 M was raised before the Executive was hired on a consulting basis and will also be count toward the first $5 M raised.) Any amount in either (a) or (b) can be a combined dollar amount equivalent for equity Financing and / or a combination of equity and a financial facility such as convertible, borrowed money, gold-silver loan and / or gold-silver derivative etc.  If a portion of the financing in section (b) is used to pay Brigus to settle or restructure the Calais - Brigus debt both respective stock grants apply independently to the Executive restricted stock grant payment.   In either case (a)

or (b), of the Restricted Stock Grants, Calais is obligated to gross up both federal and state tax at no cost to the Executive when it is due.
(c)  A cash payment of US$ 100,000 will also be paid to the Executive if either (a) or (b) described above shall occur.  The cash payment will also be grossed up for federal and state taxes at no cost to the Executive.

(d)	Automobile, Athletic, Sports Club Allowance

The Executive shall be entitled to receive an automobile allowance to cover normal day-to-day operating (including fuel) and maintenance costs paid by the company. The intent is for the company to provide a company vehicle for the Executive to use that is under a $75 K in value. After 80,000 miles on the odometer of the company owned vehicle, the Executive may purchase the vehicle for 25% of the "Low Blue Book" value and a new company vehicle would be allocated for the Executive.  Calais is obligated to Gross up both federal and state tax at no cost to the Executive if the Executive opts to purchase the used automobile with mileage over 80,000 miles.

The Executive is allowed a membership and yearly or monthly fee payments by the company to an athletic club.  The Executive is also allowed a membership and yearly or monthly dues to a sports golf club. The athletic club and / or golf club selected may be located in any state of the Executives choosing.  Calais is obligated to Gross up both federal and state tax at no cost to the Executive for the athletic and / or golf club.

(d)           Health (Medical and Vision), Dental, Long Term Disability and Life Insurance

The Executive shall be entitled to receive and participate in health (medical and vision), dental, long-term disability and life insurance programs as are made available by the Company to other executive employees, provided that the Company may modify, suspend, or discontinue any or all of such benefits for its employees generally or for any group thereof, without obligation to replace any such modified, discontinued or suspended benefit with any other benefit or to otherwise compensate the Executive in respect thereof.  A concierge Doctor fee up to$1,500.00 per month for 2011 will also be paid to or on behalf of the executive and taxes grossed up if the executive has such an arrangement.  The amount will be increased proportionally per year if the Doctors concierge fees increase after 2011.

(e)           Indemnification and D&O Liability Insurance

To assure that Executive will be in a position to perform his duties to the Company without concern over unwarranted liability, the Company shall indemnify and advance reasonable defense expenses to the Executive to the full extent permitted by Colorado.  The Company shall also use its best efforts to purchase, at the earliest time practicable, one or more policies of directors and officer’s liability insurance in an amount adequate to protect the Executive against claims made against him for actions taken or not taken in the conduct of his duties to the Company.

4.           Vacation

The Executive will be entitled to thirty (35) working days or an equivalent of seven weeks of vacation during each twelve - (12) month period calculated from January 15, 2011 plus usual statutory and other public holidays, the timing of such vacation to be mutually agreed upon between the Executive and the Company.  Vacation entitlement not used in any 12-month period may be carried forward, provided that, if it is not used in the next 12-month period, the Executive shall be paid the cash equivalent of any unused vacation entitlement if requested. In the event of a change of control or reverse merger, all unused vacation will be paid out in cash. (Note:  The Executive is deemed to have been awarded / accrued 35 working days or seven weeks of vacation by signing this agreement and is eligible to use the vacation days in 2011.)

5.           Expenses

The Executive shall be reimbursed by the Company for business expenses incurred as a result of his work on behalf of the Company.  The Company shall reimburse the Executive for such expenses upon presentation of supporting documentation satisfactory to the Company in accordance with the tax principles applicable in Canada (at times when the Executive is resident in Canada) or in accordance with the tax principles applicable in the United States (at times when the Executive is resident in the United States) for such reimbursement and the Company's established reimbursement policies, as those policies may be modified from time to time in the Company's discretion.

i)
The amount of reimbursements to which the Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year;

ii)	The Executive's right to reimbursement cannot be liquidated or exchanged for any other benefit or payment; and

iii)	In no event will any expenses be reimbursed after the close of the calendar year following the calendar year in which that expense incurred."

6.           Terms of the Agreement and Termination

(a)	This Agreement shall commence on the date hereof and shall be of indefinite term unless terminated pursuant to the provisions hereof.

(b)
The Executive may terminate his employment pursuant to this Agreement by giving at least one (1) month’s advance notice in writing to the Company.  The Company may waive such notice, in whole or in part, and, if it does so, the Executive’s entitlement to remuneration and benefits pursuant to this Agreement will cease on the date such notice is waived.

(c)
The Executive’s employment shall terminate upon the death (on or off the job) of the Executive, whereupon all stock options or warrants granted to the Executive shall immediately vest and shall be exercisable by the Executive’s heirs, executors, administrators or personal representatives in accordance with the terms of the Stock Grant Plan, but in no case less than a 12 month period to exercise. Also, a one-time payment to the Executives heirs in the amount of one year salary and a one year bonus at 100% of salary is paid within 30 days of the death in a lump sum or in 12 equal installments over a one year period. The benefit can be paid on a monthly basis by Calais if elected for both the salary and bonus if Calais does not elect to pay in one lump sum.  Calais is obligated to Gross up both federal and state tax at no cost to the heirs.

(d)
The Executive’s employment shall be terminated upon the Disability of the Executive.  If Executive is terminated upon Disability, unvested stock grants vest immediately.  A two year salary payment and 100% bonus will be paid out by month or in one lump sum. Health benefits will continue for a 36 month period. Calais is obligated to Gross up both federal and state tax at no cost to the disabled Executive for Salary, Bonus and medical benefits.

(e)
In the event of a Change of Control, the Executive’s employment shall be deemed to have been terminated without cause (whether or not the Executive’s employment actually terminates at the time of the Change of Control) and the Executive shall become entitled to receive the following payments and benefits:

i)	Any stock granted to the Executive but not vested shall be deemed to have immediately vested as of the date of the Change of Control;

ii)
The Company shall pay to the Executive a lump-sum cash payment in an amount equal to (a) three times the Executive’s base salary (at the annual rate in effect on the effective date of the Change of Control) plus (b) 100% of the Executive’s bonus entitlement, times three.  (c)  all Federal and State taxes and Federal excise taxes (golden parachute taxes)

shall be grossed-up. Such payment shall be paid to the Executive within fifteen days following the effective date of the Change of Control; and

iii)
The Executive shall be entitled to a lump-sum cash payment, in a dollar amount equal to (a) thirty-six times the Company’s monthly cost of COBRA health care coverage for the Executive and his spouse and eligible dependents under the Company’s employee group health plan at the level of coverage in effect for Executive and his spouse and eligible dependents at the time of the Change of Control, plus (b) three times the Executive’s annual automobile allowance pursuant to Section 3(d), plus (c) three times the Executive’s annual social/sports club dues allowance pursuant to section 3(f).  Such payment shall be paid to the Executive within fifteen days following the effective date of the Change of Control.

(f)
The Executive’s employment may be terminated without cause by majority vote of the Board.  In the event that the Executive’s employment is terminated pursuant to this section 6(f), in compensation for the Executive’s loss of employment, the Executive shall become entitled to receive the following benefits and payments, and the Executive shall not have the duty to mitigate damages:

i)	Any stock grants or warrants granted to the Executive but not vested shall be deemed to have immediately vested as of the Executive’s termination date and will have 12 months to option or execute;

ii)
The Company shall pay to the Executive a lump-sum cash payment inan amount equal to (a) three times the Executive’s base salary (at the annual rate in effect at the time the Executive’s employment is terminated) plus (b) 100% of the Executive’s bonus entitlement (which in this case is 100 % of annual salary), times three. (c)  all Federal and State taxes and Federal excise taxes (parachute taxes) shall be grossed-up.   Such payment shall be paid to the Executive within fifteen days following the date of his Separation from Service (as such term is defined in Section 18); and

iii)
The Executive shall be entitled to a lump-sum cash payment, in a dollar amount equal to (a) thirty-six times the monthly cost of COBRA continued health care coverage for the Executive and his spouse and eligible dependents under the Company’s employee group health plan at the level of coverage in effect for Executive and his spouse and eligible dependents at the time of his termination and calculated on the basis of cost of such COBRA coverage at that time, plus (b) three times the Executive’s annual automobile allowance pursuant to Section 3(d), plus (c) three times the Executive’s annual social/sports club dues allowance pursuant to section 3(f) .  Such payment shall be paid to the Executive within fifteen days following the date of the Executive’s Separation from Service (as such term is defined in Section 18).”

(g)
In the event of a "Reverse Merger" and the Executive management changes or management roles are altered and / or are requested and / or a change of present location is requested by the Board then this is also considered that the  Executive’s employment to be terminated without cause by majority vote of the Board.  In the event that the Executive’s employment is terminated pursuant to  section 6(f), in compensation for the Executive’s loss of employment, the Executive shall become entitled to receive the same benefits and payments as per 6(f), and the Executive shall not have the duty to mitigate damages:

(h)
In the event of a "Board Change" means if the full board, in any given year, votes to change the Executives role, the Board of Directors has the right to elect any chairman each year at their sole discretion. If the Executive becomes only a President & COO then this is also termed a "Change of Control" for this individual Executive this is also considered that the  Executive’s employment to be terminated without cause by majority vote of the Board.  In the event that the Executive’s employment is terminated pursuant to section 6(f), in compensation for the Executive’s loss of employment, the Executive shall become entitled to receive the same benefits and payments as per 6(f), and the Executive shall not have the duty to mitigate damages:

(i)
The corporate office is in the Denver area and will remain there unless the board votes otherwise.  If in the event of a reverse merger or other business combination and the corporate office is moved by board vote to another city or state more than 75 miles from its current location and the Executive is directed to move locations this then is also considered that the Executive’s employment to be terminated without cause by majority vote of the Board.  In the event that the Executive’s employment is terminated pursuant to section 6(f), in compensation for the Executive’s loss of employment, the Executive shall become entitled to receive the same benefits and payments as per 6(f), and the Executive shall not have the duty to mitigate damages:

(j)
The Company may terminate the Executive’s employment without notice or payment in lieu of such employment, for cause.  For the purposes of this Agreement “cause” shall mean (i) the failure to follow written policies or directions of the Board not inconsistent with this Agreement or contrary to applicable law, (ii) neglect of responsibilities after the receipt of written notice setting forth the performance deficiencies and providing 120 days to cure such deficiencies. However, without cause, 6(f) applies loss of employment, the Executive shall become entitled for compensation for the Executive’s to receive the benefits and payments within 6(f), and the Executive shall not have the duty to mitigate damages.

(k)
In all cases above under 6 ( a - j) ,  where the Executive has been deemed to have lost employment for any reason and subject to a customary exit agreement from the company, the company is prohibited from locking the Executive, within the exit agreement, from future work and / or non-compete clauses that would hinder the Executives future work. There will be no time frame inserted to areas of influence for areas of interest.  In no event can the company withhold severance payments under 6 (a - j) after 30 days if an exit agreement has not been agreed to and signed by both parties.

7.	Notices

(a)	Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or mailed by registered mail to the Executive’s home address.

(b)
Any notice required or permitted to be given to the Company shall be sufficiently given if delivered to the Secretary of the Company personally or if mailed by registered mail to the Company’s principal office, attention Corporate Secretary.

(c)	Any notice given by registered mail shall be deemed to have been given forty-eight hours after the time it is posted.

8.           Entire Agreement

This Agreement terminates, replaces and supersedes all prior agreements, oral or written, between the parties hereto.  This Agreement contains the final and entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and they shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, with respect to the subject matter hereof not contained in this Agreement.

9.           Headings

The headings in this Agreement are for convenience of reference only, and under no circumstances should they be construed as being a substantive part of this Agreement nor shall they limit or otherwise affect the meaning hereof.

10.           Warranty

Each of the parties hereto represents and warrants that there are no restrictions, agreements or limitations on such party’s right or ability to enter into and perform the terms of this Agreement.

11.           Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable by a court of competent jurisdiction for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

12.           Modification

Any modification of this Agreement must be in writing, agreed to and signed by both the Executive on the one hand and by the Company acting through an officer duly authorized to execute such modification on behalf of the Company or such modification shall have no effect and shall be void.  Note:  The Board of Directors cannot change any term within this agreement without written agreement with the Executive.  The Board cannot leverage wage increases, bonuses and / or stock options against term changes within this agreement.

13.           Waiver

The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

14.           Assignment of Rights

The rights that accrue to the Company under this Agreement shall pass to its successors or assigns.  The rights of the Executive under this Agreement are not assignable or transferable in any manner.

15.           Independent Legal Advice

The Executive acknowledges that he has read and understands this Agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.  Any Legal advice and or litigation will be paid for 100% by the Company within 7 days of the time any bill for services has been presented.

16.           Time of Essence

Time shall be of the essence of this Agreement.

17.           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.  Any dispute between the Company and Executive shall be brought exclusively in the State or Federal Courts located in Denver, Colorado.  In the event of such dispute, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs.

18.           . Code Section 409A

The parties intend that the provisions of this Agreement either (i) are grandfathered from the requirements of Section 409A of the Code or (ii) comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to the grandfather rules or the short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such rules or such exception.”

If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Section 409A, then no amounts which become payable by reason of the Executive’s cessation of service shall actually be issued or distributed to the Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his Separation from Service due to such cessation of service or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Company in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Company, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Sectio409A(a)(2).  The deferred payments shall be paid in a lump sum on the first day of the seventh (7th) month following the date of the Executive’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of the Executive’s death.

IN WITNESS WHEREOF the parties have duly executed this Agreement effective as of the date first written above.

CALAIS RESOURCES INC

By: /s/ R. David Russell
       R. David Russell
       Executive Chairman and CEO

EXECUTIVE

  /s/ David K. Young
    David K. Young
    Board Member, President and COO